Exhibit 10.1
EXECUTION VERSION

Published CUSIP Number: [                    ]
AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of February 8, 2008
among
AVERY DENNISON OFFICE PRODUCTS COMPANY,
as the Borrower,
AVERY DENNISON CORPORATION,
as Holdings,
BANK OF AMERICA, N.A.,
as Administrative Agent,
The Other Lenders Party Hereto,
and
BANC OF AMERICA SECURITIES LLC,
and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers.

i

Schedules

2.01	Commitments and Applicable Percentages
5.04	Subsidiaries
5.09	Litigation
11.02	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E-1	Opinion Matters – Counsel to Loan Parties
E-2	Opinion Matters – Local Counsel to Loan Parties

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of February 8, 2008, among AVERY DENNISON OFFICE PRODUCTS COMPANY, a Nevada corporation (the “Borrower”), AVERY DENNISON CORPORATION, a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).
PRELIMINARY STATEMENTS:
     The Borrower has requested that the Lenders provide a term loan facility and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Holdings and/or any of its Subsidiaries directly or indirectly (a) acquires any going business or all or substantially all of the assets of any firm, corporation, or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors or (c) acquires control of at least a majority ownership interest in any partnership or joint venture.
     “Administrative Agent” has the meaning specified in the introductory paragraph hereto and also means any successor administrative agent appointed pursuant to Section 9.06.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.

     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Loans represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender in respect of the Loans is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, in respect of the Loans, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
			Applicable
		Applicable	Margin for
Pricing	Debt Ratings	Margin for	Base Rate
Level	S&P/Moody’s	LIBOR Loans	Loans
1	A+/A1 or better	0.300%	0.000%
2	A/A2	0.350%	0.000%
3	A-/A3	0.450%	0.000%
4	BBB+/Baa1	0.550%	0.000%
5	BBB/Baa2 or lower	0.850%	0.000%
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Holdings’ non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if Holdings has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if Holdings does not have any Debt Rating, Pricing Level 5 shall apply.
     Initially, the Applicable Rate shall be based upon the Debt Rating in effect as of the Closing Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Cash Equivalents” means, when used in connection with any Person, such Person’s Investments in:
     (a) Government Securities due within one year after the date of the making of the Investment;
     (b) certificates of deposit issued by, bank deposits in, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any Lender or any bank doing business in and incorporated under the laws of the United States or any state thereof or Canada and having on the date of such Investment combined capital, surplus, and undivided profits of at least $500,000,000 in each case due within one year after the date of the making of the Investment; and
     (c) readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States or any state thereof or Canada or any province thereof given on the date of such Investment the highest credit rating by

NCO/Moody’s Commercial Paper Division of Moody’s or S&P, in each case due within six months after the date of the making of the Investment.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments hereunder is $400,000,000.
     “Committed Loan Notice” means a notice requesting (a) the Loans to be made on the Closing Date, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Debt” means, as of any date of determination, the Debt of Holdings and the Consolidated Subsidiaries, determined on a consolidated basis as of such date.
     “Consolidated Earnings Before Interest and Taxes” means, as of any date of determination, the earnings of Holdings and the Consolidated Subsidiaries for the twelve month fiscal period most recently ended on or prior to such date before deducting interest expense and taxes on or measured by income charged against earnings for such period plus non-cash expenses of Holdings and the Consolidated Subsidiaries reducing such earnings, which do not represent usage of cash in such period or any future period..
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in the determination of such Consolidated Net Income, (a) Consolidated Interest for such period, (b) the provision for income taxes for such period, (c) depreciation and amortization expense for such period and (d) non-cash expenses of Holdings and the Consolidated Subsidiaries reducing such Consolidated Net Income, which do not represent usage of cash in such period or any future period.

     “Consolidated Interest” means, as of any date of determination, the interest expense of Holdings and the Consolidated Subsidiaries for the twelve month fiscal period most recently ended on or prior to such date.
     “Consolidated Net Income” means, for any period, the consolidated net income of Holdings and the Consolidated Subsidiaries for such period.
     “Consolidated Net Worth” means, as of any date of determination, the consolidated net worth of Holdings and the Consolidated Subsidiaries, plus Subordinated Debt in an amount up to but not exceeding 20% of the consolidated net worth of Holdings and the Consolidated Subsidiaries (minus any Subordinated Debt carried in the treasury of Holdings and any of its Subsidiaries); provided that, for purposes of this definition only, any guaranty by Holdings or any of its Subsidiaries of any Subordinated Debt shall be excluded from the calculation of Subordinated Debt.
     “Consolidated Subsidiary” means any Subsidiary of Holdings whose financial statements are consolidated with the financial statements of Holdings in conformity with GAAP.
     “Consolidated Total Tangible Assets” means, as of any date of determination, all assets of Holdings and the Consolidated Subsidiaries that should be reflected in the asset side of a consolidated balance sheet of Holdings and the Consolidated Subsidiaries as of such date of determination, excluding any Intangible Assets.
     “Contingent Obligation” means any guarantee of any obligation of another Person, or any agreement to become directly or indirectly responsible for an obligation of another Person, (including, without limitation, any agreement to maintain the net worth or liquidity of another Person or to purchase any obligation, goods or services of another Person, or otherwise to provide credit assurances to the holder of an obligation of another Person), or any agreement in the nature of a guarantee or having the effect of creating responsibility for the obligation of another Person, except the guarantee or agreement in the nature of a guarantee by Holdings or a Consolidated Subsidiary of the obligations of a Consolidated Subsidiary.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and deferred employee compensation obligations arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all unpaid reimbursement obligations of such Person in respect of letters of credit or similar instruments but only to the extent that either (i) the issuer has honored a drawing thereunder or (ii) payment of such obligation is otherwise due under the terms thereof, (f) all Debt secured by a Lien on real property which is otherwise an obligation of such Person, and (g) all Debt of others in excess of $1,000,000 guaranteed by such Person.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Designated Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Designated Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Designated Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means, (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such consent to be within the discretion of the consenting party); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

     “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
     “ERISA” means, at any date, the Employee Retirement Income Security Act of 1974 and the regulations thereunder.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office

(or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” means that certain bridge credit agreement dated as of June 13, 2007 by and among Holdings, the lenders party thereto, and J.P. Morgan Securities Inc., as arranger.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letters” means, collectively, (i) the letter agreement, dated January 4, 2008, among the Borrower, the Administrative Agent and Banc of America Securities LLC, and (ii) the letter agreement, dated January 8, 2008, among the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., as either letter agreement may be amended, modified, replaced or restated from time to time.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Government Securities” means readily marketable direct obligations of the United States or obligations fully guaranteed by the United States.
     “Guarantied Parties” means, collectively, the Administrative Agent, the Lenders, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
     “Guaranty” means the Guaranty made by Holdings under Article X in favor of the Guarantied Parties.
     “Holdings” has the meaning specified in the introductory paragraph hereto.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 11.04(b).
     “Information” has the meaning specified in Section 11.07.
     “Intangible Assets” means assets having no physical existence and that, in conformity with GAAP, should be classified as intangible assets, including without limitation such intangible assets as patents, trademarks, copyrights, franchises, licenses and goodwill.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each April, July, October and January and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.

     “IRS” means the United States Internal Revenue Service.
     “Investment” means, when used in connection with any Person, any investment by such Person, whether by means of purchase or other acquisition of stock or other securities or by means of loan, advance, capital contribution, guarantee, or other debt or equity participation or interest in any other Person.
     “Joint Lead Arrangers” means, collectively, Banc of America Securities LLC and J.P. Morgan Securities Inc. in their capacities as joint lead arrangers.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable executive orders, administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Leverage Ratio” means, at any date, the ratio of Consolidated Debt at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
     “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any financing statement filed under the Uniform Commercial Code of any jurisdiction).
     “Loan” means an extension of credit by a Lender to the Borrower under Article II.
     “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, and (d) the Fee Letters.
     “Loan Parties” means, collectively, the Borrower and Holdings.
     “Loan Party Materials” has the meaning specified in Section 6.03.
     “Majority Lenders” means, as of any date of determination, a Lender or Lenders holding more than 50% of the Outstanding Amount on such date; provided that the portion of the Outstanding Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

     “Margin Stock” means “margin stock” as such term is defined in Regulation U of the FRB.
     “Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the operations, business, assets or condition (financial or otherwise) of Holdings or Holdings and its Subsidiaries taken as a whole.
     “Maturity Date” means February 8, 2011; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made or held by such Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
     “Participant” has the meaning specified in Section 11.06(d).

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in ERISA) which is subject to ERISA and which is from time to time maintained by Holdings or any of its Subsidiaries.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Platform” has the meaning specified in Section 6.03.
     “Public Lender” means any Lender that may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to any such Person’s securities.
     “Register” has the meaning specified in Section 11.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Restricted Margin Stock” means, as of any date of determination, all of the Margin Stock owned by Holdings and its Subsidiaries to the extent that the fair market value thereof is not more than 25% of the aggregate fair market value of the assets of Holdings and its Subsidiaries, determined on a consolidated basis.
     “Rights of Others” means, as to any property in which a Person has an interest, any legal or equitable claim or other interest (other than a Lien) in or with respect to that property held by any other Person, and any option or right held by any other Person to acquire any such claim or other interest, including a Lien.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Significant Subsidiary” means any Subsidiary of Holdings with assets in excess of 3% of Consolidated Total Tangible Assets.
     “Subordinated Debt” means, as of any date of determination, the aggregate principal amount then outstanding of Debt of Holdings and its Subsidiaries that is subordinated to the Obligations, on terms that (a) prohibit any payment on that Debt (whether principal, premium, if any, interest, or otherwise) if: (i) any event not waived hereunder has occurred and is continuing that is a Default or an Event of Default, or (ii) the payment would cause the occurrence of a Default or an Event of Default; and (b) require that, upon acceleration of that Debt or upon dissolution, liquidation, or reorganization of Holdings or any such Subsidiary, the Obligations must be paid in full before any payment (whether of principal, premium, if any, interest, or otherwise) may be made on that Debt.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “to the best knowledge of” means, when modifying a representation, warranty, or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural person, known by a responsible officer, director or partner of such Person) making the representation, warranty, or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural person, should have been known by a responsible officer, director or partner of such Person).
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Margin Stock” means, as of any date of determination, all of the Margin Stock owned by Holdings and its Subsidiaries that is not Restricted Margin Stock.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof,

(iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) except where the context provides otherwise, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND LOANS
     2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Loans shall be made simultaneously by the Lenders in accordance with their respective Applicable Percentages. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 The Making, Conversions and Continuations of Loans. (a) The Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) in the case of any Eurodollar Rate Loans to be made on the Closing Date, three Business Days prior to the Closing Date, and, in the case of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, three Business Days prior to the requested date of such continuation or conversion, and (ii) in the case of Base Rate Loans to be made on the Closing Date, on the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Designated Officer of the Borrower. Each Eurodollar Rate Loan made on the Closing Date, and each conversion to or continuation of Eurodollar Rate Loans, shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Loans be made, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the Closing Date or the requested date of the conversion or continuation, as the case may be (which shall be a Business Day in any event), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests Eurodollar Rate Loans to be made on the Closing Date or requests conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After making the Loans on the Closing Date, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect in respect of the Loans.
     2.03 Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 9:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03 shall be paid to the Lenders in accordance with their respective Applicable Percentages.

     2.04 Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero upon the funding of the Loans on the Closing Date.
     2.05 Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all outstanding Loans on the Maturity Date.
     2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the Closing Date or the date on which such Loan was converted to a Base Rate Loan, as the case may be, at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) While any other Event of Default exists, whether at stated maturity, by acceleration or otherwise), then, upon the request of the Majority Lenders, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.07 Fees. (a) The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     (a) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date in the case of Eurodollar Rate Loans (or, in the case of any Base Rate Loans, prior to 12:00 noon on the Closing Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans made available to the Borrower by the Administrative Agent on such Lender’s behalf. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     2.12 Payments by Holdings. Any payment made hereunder by Holdings on the Borrower’s behalf shall be deemed to be a payment by the Borrower for purposes of this Agreement.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower or Holdings, as the case may be, has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for the making of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have, in the case of any such request for the making of or continuation of Eurodollar Rate Loans, converted such request into a request for the making of or conversion to Base Rate Loans in the amount specified therein, and, in the case of any such request for the conversion to Eurodollar Rate Loans, revoked such request.
     3.04 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO THE LOANS
     4.01 Conditions to the Loans. The obligation of each Lender to make its Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Designated Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Designated Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Designated Officer thereof authorized to act as a Designated Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the State of Nevada and Holdings is validly existing, in good standing and qualified to engage in business in the State of Delaware and the State of California;
     (v) a favorable opinion of Richard P. Randall, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-1 and such other matters concerning the Loan Parties and the Loan Documents as the Majority Lenders may reasonably request;
     (vi) a favorable opinion of Brownstein Hyatt Farber Schreck, LLP, local counsel to the Borrower in Nevada, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-2 and such other matters concerning the Borrower and the Loan Documents to which it is party as the Majority Lenders may reasonably request;
     (vii) a certificate signed by a Designated Officer of Holdings certifying that the Existing Credit Agreement has been terminated as of the Closing Date or will be terminated no later than three Business Days after the Closing Date; and
     (viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.
     (b) (i) All fees required to be paid to the Administrative Agent and the Joint Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

     (d) The Closing Date shall have occurred on or before February 8, 2008.
     (e) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.
     (f) No Default shall exist, or would result from the making of the Loans or from the application of the proceeds thereof.
     (g) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof, and such Committed Loan Notice shall be deemed to be a representation and warranty that the conditions specified in Sections 4.01(e) and (f) have been satisfied on and as of the Closing Date.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each of Holdings and the Borrower, as applicable, represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence and Qualification; Power; Compliance with Law. (a) The Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada, and Holdings is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The chief executive offices of Holdings are in Pasadena, California. Holdings is duly qualified or registered to transact business in the State of California and each other jurisdiction in which the conduct of its business or the ownership of its properties make such qualification or registration necessary, except where the failure so to qualify or register would not have a Material Adverse Effect. Each Loan Party has all requisite corporate power and authority to conduct its business, to own and lease its properties and to execute, deliver and perform all of its obligations under the Loan Documents.
     (b) All outstanding shares of capital stock of each Loan Party are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities and other laws.
     (c) Each Loan Party is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a Material Adverse Effect.
     5.02 Authority; Compliance with Other Instruments and Government Regulations. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is party have been duly authorized by all necessary action and do not and will not (a) require any consent or approval not heretofore obtained of any stockholder, security holder or creditor; (b) violate or conflict with any provision of such Loan Party’s charter, certificate, articles of incorporation or bylaws, or amendments thereof; (c) result in or require the creation or imposition of any Lien or Rights of Others upon or with respect to any property now owned or leased or hereafter acquired by such Loan Party; (d) violate any provision of any Laws (including without limitation Regulation U of the FRB), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Loan Party; or (e) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such Loan Party is a party or by which such Loan Party or any of its property, is bound or affected; and such Loan Party is not in default under any Laws, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease, or instrument described in Section 5.02(e) in any respect that would have a Material Adverse Effect.
     5.03 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery, and performance by any Loan Party of the Loan Documents to which it is a party.
     5.04 Subsidiaries. (a) Schedule 5.04 hereto correctly sets forth as of December 30, 2006 the names, forms of legal entity and jurisdictions of formation of all Subsidiaries and states whether each is or is not a Consolidated Subsidiary. Except for shares of capital stock or partnership interests in a Subsidiary required by applicable Laws to be held by a director or comparable official of that Subsidiary and unless otherwise indicated in Schedule 5.04 or where the failure to own all of the shares of capital stock or partnership interests in such Subsidiary would not have a Material Adverse Effect, all of the outstanding shares of capital stock or partnership interests of each Subsidiary are owned beneficially by Holdings, and, to the best knowledge of Holdings, all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable, and issued in compliance with all applicable state and federal securities and other laws, and are free and clear of all Liens and Rights of Others.
     (b) Each Subsidiary is a corporation or other legal entity duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so duly qualified and in good standing does not have a Material Adverse Effect, and has all requisite legal power and authority to conduct its business and to own and lease its properties.

     (c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not have a Material Adverse Effect.
     5.05 Financial Statements. The Borrower has furnished to each Lender the following financial statements: (i) the consolidated balance sheet of Holdings and the Consolidated Subsidiaries as at December 30, 2006, and the related consolidated statements of income, shareholders’ equity and changes in financial position for the year then ended, together with the report of PricewaterhouseCoopers on such financial statements and (ii) the consolidated balance sheet of Holdings and the Consolidated Subsidiaries as at September 29, 2007, and the related consolidated statements of income, shareholder’s equity and changes in financial position for the three months then ended. The foregoing financial statements are in accordance with the books and records of Holdings and the Consolidated Subsidiaries, were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of Holdings and the Consolidated Subsidiaries as at the dates and for the periods covered thereby.
     5.06 No Material Adverse Change or Other Liabilities. Except as set forth in Section 5.09, since December 30, 2006, there has been no event or circumstance that has had a Material Adverse Effect. Holdings and the Consolidated Subsidiaries do not have any material liability or material contingent liability required to be reflected or disclosed in the financial statements or notes thereto described in Section 5.05 which is not so reflected or disclosed.
     5.07 Title to Assets. Holdings and its Subsidiaries have good and valid title to all of the assets reflected in the financial statements described in Section 5.05 (except for assets that are sold in transactions that are not prohibited by the terms of this Agreement) free and clear of all Liens and Rights of Others other than (a) those reflected or disclosed in such financial statements or notes thereto, (b) immaterial Liens or Rights of Others not required under GAAP to be so reflected or disclosed, and (c) Liens or Rights of Others permitted pursuant to Section 7.02.
     5.08 Regulated Industries. Neither Holdings nor any of its Subsidiaries is or is required to be registered under the Investment Company Act of 1940.
     5.09 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of Holdings’ knowledge, threatened against or affecting Holdings or any of its Subsidiaries or any property of any of them in any court of law or before any Governmental Authority which, if determined adversely to any of them, would have a Material Adverse Effect, except as set forth in Schedule 5.09 annexed hereto or as referred to in Holdings’ news releases and filings with the SEC made or filed on or prior to the Closing Date (including the Australian Competition and Consumer Commission investigation into industry competitive practices, and any related or threatened inquiries, claims, proceedings or lawsuits pertaining to this investigation or to the subject matter thereof or of the concluded investigations by the U.S. Department of Justice, the European Commission and the Canadian Department of Justice

(including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the U.S. Department of Justice investigation), as well as the impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China).
     5.10 Binding Obligations. This Agreement constitutes the legal, valid, and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
     5.11 No Default. No Default or Event of Default exists or has resulted from the incurring of any Obligations by any Loan Party. As of the Closing Date, neither Holdings nor any of its Subsidiaries is in default under or with respect to any material contractual obligation in any respect which, individually or together with all such defaults, has had a Material Adverse Effect.
     5.12 ERISA. (a) The actuarial present value of all vested accrued benefits under all Pension Plans does not exceed the current fair market value of the assets determined on an ongoing basis of the Pension Plans by an amount which would materially affect the financial condition of any Loan Party or any Loan Party’s ability to pay or perform its obligations under the Loan Documents; (b) no Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; and (c) based on information received from the respective administrators of “multiemployer plans” (as defined in ERISA) to which Holdings or any of its Subsidiaries contributes, the aggregate present value of the unfunded vested benefits allocable to Holdings and its Subsidiaries under all such multiemployer plans is not an amount which would materially affect the financial condition of any Loan Party or any Loan Party’s ability to pay or perform its obligations under the Loan Documents.
     5.13 Regulation U. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for purpose of “buying” or “carrying” any Margin Stock within the meanings of Regulation U of the FRB. No part of any Loan will be used to buy or carry any Margin Stock, or to extend credit to others for that purpose, or for any purpose, if to do so would violate the provisions of Regulation U of the FRB.
     5.14 Tax Liability. Holdings and its Subsidiaries have filed all income tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Holdings or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided, and except such taxes the failure of which to pay will not have a Material Adverse Effect.

     5.15 Copyrights, Patents, Trademarks and Licenses, etc. Holdings and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, where the failure to have such rights would have a Material Adverse Effect. To the best knowledge of Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Holdings or any of its Subsidiaries infringes upon any rights held by any other Person, where such infringement would create a Material Adverse Effect.
     5.16 Environmental Matters. Holdings conducts in the ordinary course of business a review of the effect of existing Environmental Laws applicable to, and existing Environmental Claims of, its business, operations and properties, and as a result thereof Holdings has reasonably concluded that such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.
     5.17 Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings and each of its Subsidiaries operates.
     5.18 Disclosure. No written statement made by any Loan Party to the Lenders in connection with the Loan Documents or any Loan contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained or made therein not misleading. There is no fact which any Loan Party has not disclosed to the Lenders in writing which materially and adversely affects nor, so far as any Loan Party can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, properties, prospects, profits or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, or the ability of any Loan Party to pay or perform the Obligations.
ARTICLE VI
AFFIRMATIVE COVENANTS
     As long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any commitment to make Loans remains in effect, Holdings shall, and shall cause each of its Subsidiaries to, unless the Majority Lenders otherwise consent in writing:
     6.01 Financial and Business Information. As long as any Loan remains unpaid or any other Obligation remains unpaid or unperformed, or any Commitment remains in effect, Holdings shall, unless the Majority Lenders otherwise consent in writing, deliver to the Lenders at its own expense:
     (a) As soon as reasonably possible, and in any event within 60 days after the close of each of the first three fiscal quarters of Holdings, (i) the consolidated balance sheet of Holdings and the Consolidated Subsidiaries as of the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, if available, and (ii) the consolidated statements of profit and loss and changes in financial position of Holdings and the Consolidated Subsidiaries for such quarter and for the portion of the fiscal year ended with such quarter, setting forth in comparative form the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and certified by the principal financial officer of Holdings, subject to normal year-end audit adjustments;
     (b) As soon as reasonably possible, and in any event within 120 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheets of Holdings and the Consolidated Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures at the end of the preceding fiscal year and (ii) the consolidated statements of profit and loss and changes in financial position of Holdings and the Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year. Such consolidated balance sheet and statements shall be prepared in reasonable detail, in accordance with GAAP, and shall be accompanied by a report and opinion of PricewaterhouseCoopers or other independent public accountants selected by Holdings and reasonably satisfactory to the Majority Lenders, which report and opinion shall be prepared in accordance with GAAP and shall be subject only to such qualifications and exceptions as are acceptable to the Majority Lenders.
     6.02 Certificates; Other Information. As long as any Loan remains unpaid or any other Obligation remains unpaid or unperformed, or any Commitment remains in effect, Holdings shall deliver or make available to the Lenders via Holdings’ website, averydennison.com or at its own expense:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate executed by a Designated Officer;
     (b) promptly after request by any Lender, copies of any material report filed by Holdings or any of its Subsidiaries with any Governmental Authority unless to do so would violate applicable Laws or would waive attorney-client privilege held by Holdings or any of its Subsidiaries; and
     (c) promptly after the same are available, at any Lender’s request, copies of each annual report, proxy or financial statement or other material report or communication sent to all stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings files with the SEC or any similar or corresponding Governmental Authority or with any securities exchange.
     6.03 Notices. Holdings and the Borrower, as applicable, shall promptly notify the Administrative Agent and each Lender:
     (a) promptly upon becoming aware of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 or Section 2003(a) of ERISA) with respect to which Holdings may be liable for excise tax under Section 4975 of the Code in connection with any

Pension Plan or any trust created thereunder, in either case which may result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings and/or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS with respect thereto; it being understood that for purposes of this provision, “aware” means that such event or transaction must be actually known to the chief financial officer or the treasurer of Holdings;
     (b) promptly upon, and in any event within five Business Days after, becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default a written notice specifying the nature and period of existence thereof and what action such Loan Party is taking or proposes to take with respect thereto; it being understood that for purposes of this provision, “aware” means that such condition or event must be actually known to the chief financial officer or the treasurer of such Loan Party;
     (c) promptly upon becoming aware that the holder of any evidence of Debt or other security of Holdings or any of its Subsidiaries that is material to Holdings and the Consolidated Subsidiaries, considered as a whole, has given notice or taken any other action with respect to a claimed default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action such Loan Party is taking or proposes to take with respect thereto; it being understood that for purposes of this provision, “aware” means that such notice or action must be actually known to the chief financial officer or the treasurer of such Loan Party;
     (d) of any change in accounting policies or financial reporting practices by Holdings or any of the Consolidated Subsidiaries that is material to Holdings and the Consolidated Subsidiaries considered as a whole; and
     (e) such other data and information as from time to time may be reasonably requested by any Lender.
     Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) no Lender shall be a Public Lender.
     6.04 Payment of Taxes and Other Potential Liens. Pay and discharge promptly, all taxes (including any withholding taxes required by law to be paid by any Loan Party), assessments, and governmental charges or levies imposed upon it, upon its property or any part thereof, upon its income or profits or any part thereof, in each case that, individually or in the aggregate, are material to Holdings and its Subsidiaries, considered as a whole, or upon any right or interest of the Lenders under any Loan Document; except that Holdings and its Subsidiaries shall not be required to pay or cause to be paid (a) any income or gross receipts tax generally applicable to banks or (b) any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment no material property of any Loan Party is in danger of being lost or forfeited.

     6.05 Preservation of Existence. Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Authority that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective properties, except that the failure to preserve and maintain any particular license, right, franchise, privilege, authorization, consent, approval, order, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that would not have a Material Adverse Effect will not constitute a violation of this covenant, and except that nothing in this Section 6.05 shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary which in the reasonable judgment of the Board of Directors of Holdings is no longer necessary or desirable.
     6.06 Maintenance of Properties. Maintain, preserve, and protect all of their respective properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business and, in the case of unimproved properties, damage caused by the natural elements, and not permit any waste of their respective properties, except where a failure to maintain, preserve, and protect a particular item of property or equipment would not result in a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain insurance with responsible insurance companies in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Holdings and its Subsidiaries operate except to the extent that Holdings or any of its Subsidiaries is, in the reasonable opinion of a Designated Officer, adequately self-insured in a manner comparable to responsible companies engaged in similar businesses and owning similar assets in the general areas in which Holdings or any such Subsidiary operates.
     6.08 Compliance with Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which would result in a Material Adverse Effect, except that Holdings and its Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of the Lenders would be materially impaired thereby.
     6.09 Inspection Rights. At any time during regular business hours and as often as reasonably requested, permit any Lender or any employee, agent, or representative thereof to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the properties of Holdings and its Subsidiaries and to discuss the affairs, finances, and accounts of Holdings and its Subsidiaries with any of their officials, customers or vendors, and, upon request, to furnish promptly to each Lender true copies of all material financial information formally made available to the senior management of Holdings and reasonably identifiable by Holdings. Nothing herein shall obligate Holdings to disclose any information to the Lenders respecting trade secrets or similar proprietary information constituting products or processes relating to the business of Holdings or its Subsidiaries or in violation of applicable Laws.

     6.10 Keeping of Records and Books of Account. Keep in conformity with GAAP adequate records and books of account reflecting financial transactions and all applicable requirements of any Governmental Authority having jurisdiction over Holdings or any of its Subsidiaries, except where the failure to comply with GAAP or such applicable requirements would not make the records and books of accounts of Holdings and its Subsidiaries, taken as a whole, materially misleading.
     6.11 ERISA Compliance. Comply with the minimum funding requirements of ERISA with respect to all Pension Plans.
     6.12 Environmental Laws. Conduct its operations and keep and maintain its property in compliance with all Environmental Laws where failure to do so will have a Material Adverse Effect.
     6.13 Use of Proceeds. Use the proceeds of the Loans for working capital, commercial paper backup and other general corporate purposes not in contravention of any Law or of any Loan Document, including acquiring other Persons so long as the acquisition is approved by the board of directors, requisite general partners, requisite managers or other governing board or body of the Person being acquired.
     6.14 Termination of the Existing Credit Agreement. No later than three Business Days after the Closing Date, terminate the Existing Credit Agreement and, concurrently therewith, deliver evidence of such termination to the Administrative Agent (which evidence shall be reasonably satisfactory to the Administrative Agent).
     6.15 Assumption of the Obligations by Holdings. (a) If at any time (i) more than 50% of the assets, property or shares of the Borrower are sold, transferred or otherwise disposed of to a Person that is not an Affiliate of Holdings or (ii) the Borrower is dissolved or the existence (corporate or otherwise) of the Borrower is terminated (other than as a result of a merger, acquisition or consolidation with or into an Affiliate of Holdings), Holdings shall assume the Loans and all other Obligations hereunder; provided that (A) the Administrative Agent shall have received an agreement duly executed by Holdings evidencing such assumption, and a favorable legal opinion of counsel to Holdings with regard to corporate power and authority to enter into such assumption agreement and the due execution, due delivery, due authorization and enforceability thereof, such assumption agreement and legal opinion to be in form and substance satisfactory to the Administrative Agent, (B) the execution, delivery and performance by Holdings of such assumption agreement shall have been duly authorized by all necessary action and (C) such assumption would not materially impair the Administrative Agent’s or any Lender’s rights and remedies under the Loan Documents.
     (b) If at any time (i) more than 50% of the assets, property or shares of the Borrower are sold, transferred or otherwise disposed of to a Person that is an Affiliate of Holdings or (ii) the existence (corporate or otherwise) of the Borrower is terminated as a result of a merger, acquisition or consolidation with or into an Affiliate of Holdings, either of Holdings or such Affiliate shall assume the Loans and all other Obligations hereunder; provided that (A) the Administrative Agent shall have received an assumption agreement duly executed by Holdings or such Affiliate, as the case may be, evidencing such assumption, and a favorable legal opinion of counsel to Holdings or such Affiliate, as the case may be, with regard to corporate power and authority to enter into such assumption agreement and the due execution, due delivery, due authorization and enforceability thereof, such assumption agreement and legal opinion to be in form and substance satisfactory to the Administrative Agent, (B) the execution, delivery and performance by Holdings or such Affiliate, as the case may be, of such assumption agreement shall have been duly authorized by all necessary action, (C) in the case of an assumption by such Affiliate, such assumption agreement shall have been consented to by Holdings in writing and Holdings shall have agreed in writing that the Guaranty hereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of such assumption and (D) such assumption would not materially impair the Administrative Agent’s or any Lender’s rights and remedies under the Loan Documents.
ARTICLE VII
NEGATIVE COVENANTS
     As long as any Loan remains unpaid or any other Obligation remains unpaid or unperformed, or any commitment to make Loans remains in effect, Holdings shall not, and shall cause each of its Subsidiaries to not, unless the Majority Lenders otherwise consent in writing:
     7.01 Type of Business. Make any substantial change in the present character of the business of Holdings and its Subsidiaries, taken as a whole.
     7.02 Liens. Create, incur, assume or permit to exist any Lien upon any of its property or assets (other than Unrestricted Margin Stock) now owned or hereafter acquired if the aggregate obligations secured by all such Liens exceeds, or would exceed (giving effect to any proposed new Lien) an amount equal to 10% of Consolidated Net Worth, except:
     (a) Liens for taxes not delinquent or being contested in good faith by appropriate proceedings in accordance with Section 6.04;
     (b) Liens arising in connection with workers’ compensation, unemployment insurance or social security obligations;
     (c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings;
     (d) minor Liens which do not in the aggregate materially detract from the value of its property or assets or materially impair their use in the operation of the business of Holdings or any of its Subsidiaries;
     (e) Liens in existence on property at the time of its acquisition by Holdings or any of its Subsidiaries;
     (f) Liens under the Loan Documents; and
     (g) purchase money Liens in connection with nonrecourse tax sale and leaseback transactions.

     7.03 Investments. Make or permit to exist any Investment in any Person, except:
     (a) credit extended in connection with the sale of goods or rendering of services in the ordinary course of business;
     (b) Investments in a Consolidated Subsidiary;
     (c) Acquisitions;
     (d) Investments consisting of Cash Equivalents;
     (e) Investments that individually or in the aggregate would not result in a Material Adverse Effect; and
     (f) Investments in corporations, joint ventures, partnerships and other Persons not majority-owned by Holdings and its Subsidiaries in an aggregate amount not exceeding 5% of Consolidated Net Worth in the aggregate.
     7.04 Contingent Obligations. Incur or permit to exist any Contingent Obligation if the aggregate of all Contingent Obligations exceeds, or would exceed (giving effect to any proposed new Contingent Obligation) an amount equal to 5% of Consolidated Net Worth, except the endorsement of negotiable instruments in the ordinary course of collection.
     7.05 Subordinated Debt. Make any principal prepayment on any Subordinated Debt or, if and so long as a Default or an Event of Default exists, any payment of principal or interest on any Subordinated Debt.
     7.06 Sale of Assets or Merger. Sell or otherwise dispose of all or substantially all of its assets (other than Unrestricted Margin Stock), or merge with any other corporation unless Holdings or one of its Subsidiaries is the surviving corporation except that the sale of all or substantially all of the assets of any Subsidiary, or the merger of any Subsidiary when it is not the surviving corporation shall not violate this Section 7.06 if the assets of such Subsidiary are not material in relation to the assets of Holdings and its Subsidiaries, taken as a whole.
     7.07 Financial Covenants.
     (a) Not permit the Leverage Ratio to exceed 3.50 to 1.00 at any time; and
     (b) Not permit the ratio of Consolidated Earnings Before Interest and Taxes to Consolidated Interest to be less than 3.50 to 1.00 at any time.
     7.08 Use of Proceeds. Use any portion of the Loan proceeds, in any manner that might cause the Loan or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the FRB or any other regulation of the FRB or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect on the date or dates of such Loan and such use of proceeds.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. There will be a default hereunder if any one or more of the following events (“Events of Default ”) occurs and is continuing, whatever the reason therefor:
     (a) failure of the Borrower to pay any installment of principal when due or to pay interest hereunder or any fee or other amounts due to any Lender hereunder within three Business Days after the date when due; or
     (b) any Loan Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document to which it is a party within 30 days after the date performance is due; or
     (c) any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any material respect; or
     (d) (i) Holdings or any of its Subsidiaries (1) fails to pay the principal, or any principal installment, or any present or future Debt for borrowed money, or any guaranty of present or future Debt for borrowed money, within 10 days of the date when due (or within any longer stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000, or (2) fails to perform or observe any other term, covenant, or agreement on its part to be performed or observed in connection with any present or future Debt for borrowed money, or any guaranty of present or future Debt for borrowed money, in excess of $50,000,000, if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due, or (ii) any default or event of default pursuant to that certain First Amended and Restated Revolving Credit Agreement, dated as of August 10, 2007, by and among Holdings, the lenders party thereto, Citicorp USA, Inc., as administrative agent, Bank of America, as syndication agent, and Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers; or
     (e) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Majority Lenders, materially adverse to the interest of the Lenders; or any Loan Party denies that it has any or further liability or obligation under any Loan Document; or
     (f) a final judgment against Holdings or any of its Subsidiaries is entered for the payment of money in excess of $50,000,000, and remains unsatisfied without procurement of a stay of execution for 45 days after the date of entry of judgment or in any event later than five days prior to the date of any proposed sale under such judgment; or
     (g) Holdings, any Domestic Subsidiary or any Significant Subsidiary is the subject of an order for relief by a bankruptcy court, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that entity and the appointment continues undischarged or unstayed for 60 days; or institutes or consents to any bankruptcy, proposal in bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation, or similar proceeding relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted without the consent of that entity and continues undismissed or unstayed for 60 days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against all or any part of the property of any such entity in an amount in excess of 10% of the total assets of such entity, and is not released, vacated, or fully bonded within sixty (60) days after its issue or levy, or Holdings, any Domestic Subsidiary or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (g).
     8.02 Remedies upon Event of Default. (a) Upon the occurrence of any Event of Default (other than an Event of Default described in Section 8.01(g)): (i) all commitments to make Loans may be terminated by the Majority Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower and (ii) the Majority Lenders may declare the unpaid principal of or unperformed balance of all Obligations due to the Lenders hereunder, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by the Borrower.
     (b) Upon the occurrence of any Event of Default described in Section 8.01(g): (i) all commitments to make Loans shall terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower; and (ii) the unpaid principal of or unperformed balance of all Obligations due to the Lenders hereunder, and all interest accrued and unpaid on such Obligations shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by the Borrower.
     (c) Upon the occurrence of an Event of Default and acceleration of the unpaid principal of or unperformed balance of all Obligations due to the Lenders hereunder, as provided in Sections 8.02(a) or (b), the Administrative Agent and the Lenders, or any of them, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against the Borrower and such other rights and remedies as are provided by law or equity. The order and manner in which the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents and otherwise may be protected, exercised, or enforced shall be determined by the Majority Lenders.
     (d) All payments received by the Administrative Agent and the Lenders, or any of them, shall be applied: first to the costs and expenses (including attorneys fees and disbursements) of the Administrative Agent, acting as Administrative Agent, and of the Lenders;

and thereafter to the Lenders pro rata according to the unpaid principal amount of the Loans held by each Lender. Regardless of how any Lender may treat the payments for the purpose of its own accounting, for the purpose of computing the Borrower’s Obligations hereunder, the payments shall be applied: first, to the payment of accrued and unpaid fees provided for hereunder and interest on all Obligations to and including the date of such application; second, to the ratable payment of the unpaid principal of all Loans; and third, to the payment of all other amounts then owing to the Lenders under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent or Lenders hereunder or under applicable Laws.
ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any of its Subsidiaries or other Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.

The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
ARTICLE X
CONTINUING GUARANTY
     10.01 Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Guarantied Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guarantied Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
     10.02 Rights of Lenders. Holdings consents and agrees that the Guarantied Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; and (c) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.
     10.03 Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guarantied Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guarantied Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guarantied Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Holdings waives any rights and defenses that are or may become available to Holdings by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.
     10.04 Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
     10.05 Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Loans are terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guarantied Parties and shall forthwith be paid to the Guarantied Parties to reduce the amount of the Obligations, whether matured or unmatured.
     10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Loans are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Guarantied Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guarantied Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guarantied Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.
     10.07 Subordination. Until the Commitments have been terminated and the Obligations indefeasibly repaid, satisfied or discharged in full, Holdings hereby subordinates the payment of all obligations and Debt of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Guarantied Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Guarantied Parties so request, any such obligation or Debt of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Guarantied Parties and the proceeds thereof shall be paid over to the Guarantied Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.
     10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Guarantied Parties.
     10.09 Condition of the Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Guarantied Parties has any duty, and Holdings is not relying on the Guarantied Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Guarantied Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI
MISCELLANENOUS
     11.01 Amendments, Etc. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Majority Lenders, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver, or consent may be effective:
     (a) to reduce the principal of, or the amount of principal, principal prepayments, or the rate of interest payable on, any Obligation or increase the amount of any Commitment or decrease the amount of any fee payable to any Lender;
     (b) to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation or any installment of any fee or to extend the term of any Commitment;
     (c) to amend or modify the provisions of (i) the definitions of “Commitment” or “Majority Lenders” in Section 1.01, or (ii) this Section 11.01, Sections 2.11, 11.08 or 11.17 or Article VIII;
     (d) to amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Lenders; or
     (e) to release the Guaranty;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.01 shall apply equally to and be binding upon, all of the Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

     (i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Loan Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of Holdings, the Borrower, and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any Affiliate of the Borrower or any of their respective officers or directors which arises out of or in connection with the Loan Documents, the use of Loan proceeds or the transactions contemplated thereby; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of the Borrower, the Administrative Agent, and the Lenders under this Agreement or any other Loan Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, damages, penalties, costs or expenses (including, without limitation, attorney’s fees and disbursements and the allocated cost of in-house counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related costs or expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign, with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (which consent may be given or withheld in the Borrower’s sole discretion) to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent to be within the discretion of the consenting party), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable by the Borrower) and (iv) no consent of the Borrower shall be required if the proposed assignment is to another Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender unless as a result of such assignment, the Borrower would incur an additional cost pursuant to Section 3.04, but the assigning Lender shall give the Administrative Agent and the Borrower written notice thereof. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (x) postpone any date upon which any payment of money is to be paid to such Participant or (y) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, legal counsel, accountants, and other professional advisors provided that such advisors and Affiliates are obliged to hold such Information in confidence, (b) to regulatory officials having jurisdiction over it or its Affiliates, (c) as required by law or legal process or in connection with any legal proceeding to which it is a party provided that the Borrower is notified prior to or concurrently with any such disclosure to the extent legally permissible, (d) to the Administrative Agent or another Lender, and (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. This Agreement, and other confidential information as approved by the Borrower at the time, may be disclosed, subject to an agreement containing provisions substantially the same as those of this Section 11.07, to any Participants, Eligible Assignees, potential Participants or potential Eligible Assignees.
     For purposes of this Section, “Information” means all confidential information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning any Loan Party or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

     11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or Holdings against any and all of the obligations of the Borrower or Holdings now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Holdings may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
     11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
     11.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the

Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVERY DENNISON OFFICE PRODUCTS COMPANY, as the Borrower

By:

Name:

Title:

AVERY DENNISON CORPORATION, as Holdings, as guarantor

By:

Name:

Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

BANK OF AMERICA, N.A., as a Lender

By:

Name:

Title:

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

		Pro Rata
Bank	Commitment	Share of Commitment
Bank of America, N.A.	$49,500,000	12.375000000%
JPMorgan Chase Bank, N.A.	$49,500,000	12.375000000%
Barclays Bank PLC	$47,000,000	11.750000000%
Citicorp USA, Inc.	$47,000,000	11.750000000%
Wachovia Bank, N.A.	$47,000,000	11.750000000%
Bank of China, New York Branch	$20,000,000	5.000000000%
Bank of China, Los Angeles Branch	$10,000,000	2.500000000%
ABM AMRO Bank N.V.	$25,000,000	6.250000000%
Sumitomo Mitsui Banking Corporation	$25,000,000	6.250000000%
First Hawaiian Bank	$15,000,000	3.750000000%
HSBC Bank USA, National Association	$15,000,000	3.750000000%
Standard Chartered Bank	$15,000,000	3.750000000%
Wells Fargo Bank, N.A.	$15,000,000	3.750000000%
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$10,000,000	2.500000000%
Malayan Banking Berhad	$10,000,000	2.500000000%
Total	$400,000,000	100.000000000%
Schedule 2.01-1

SCHEDULE 5.04
SUBSIDIARIES

JURISDICTION
IN WHICH
	SUBSIDIARY	ORGANIZED
1.	A.V. CHEMIE GMBH	SWITZERLAND
2.	ADC PHILIPPINES, INC.	PHILIPPINES
3.	ADESPAN S.R.L.	ITALY
4.	ADESPAN U.K. LIMITED	UNITED KINGDOM
5.	AUSTRACOTE PTY LTD.	AUSTRALIA
6.	AVERY (CHINA) COMPANY LIMITED	CHINA
7.	AVERY CORP.	U.S.A.
8.	AVERY DE MEXICO S.A. DE C.V.	MEXICO
9.	AVERY DENNISON HOLDINGS (MALTA) LIMITED	MALTA
10.	AVERY DENNISON (ASIA) HOLDINGS LIMITED	MAURITIUS
11.	AVERY DENNISON (BANGLADESH) LTD.	BANGLADESH
12.	AVERY DENNISON (FIJI) LIMITED	FIJI
13.	AVERY DENNISON (FUZHOU) CONVERTED PRODUCTS LIMITED	CHINA
14.	AVERY DENNISON (GUANGZHOU) CO. LTD.	CHINA
15.	AVERY DENNISON (GUANGZHOU) CONVERTED PRODUCTS LIMITED	CHINA
16.	AVERY DENNISON (HONG KONG) LIMITED	HONG KONG
17.	AVERY DENNISON (INDIA) PRIVATE LIMITED	INDIA
18.	AVERY DENNISON (IRELAND) LIMITED	IRELAND
19.	AVERY DENNISON (KUNSHAN) CO., LIMITED	CHINA
20.	AVERY DENNISON (MALAYSIA) SDN. BHD.	MALAYSIA
21.	AVERY DENNISON (QINGDAO) CONVERTED PRODUCTS LIMITED	CHINA
22.	AVERY DENNISON (SUZHOU) CO. LIMITED	CHINA
23.	AVERY DENNISON (THAILAND) LTD.	THAILAND
24.	AVERY DENNISON (VIETNAM) LIMITED	VIETNAM
25.	AVERY DENNISON AUSTRALIA GROUP HOLDINGS PTY LIMITED	AUSTRALIA
26.	AVERY DENNISON AUSTRALIA INTERNATIONAL HOLDINGS PTY LTD.	AUSTRALIA
27.	AVERY DENNISON AUSTRALIA PTY LTD.	AUSTRALIA
28.	AVERY DENNISON BELGIE BVBA	BELGIUM
29.	AVERY DENNISON BV	NETHERLANDS
30.	AVERY DENNISON C.A.	VENEZUELA
31.	AVERY DENNISON CANADA INC.	CANADA
32.	AVERY DENNISON CHILE S.A.	CHILE
33.	AVERY DENNISON COLOMBIA S. A.	COLOMBIA
34.	AVERY DENNISON CONVERTED PRODUCTS DE MEXICO, S.A. DE C.V.	MEXICO
35.	AVERY DENNISON CONVERTED PRODUCTS EL SALVADOR S. A. DE C. V.	EL SALVADOR
36.	AVERY DENNISON COORDINATION CENTER BVBA	BELGIUM
37.	AVERY DENNISON DE ARGENTINA S.A.	ARGENTINA
38.	AVERY DENNISON DEUTSCHLAND GMBH	GERMANY
39.	AVERY DENNISON DO BRASIL LTDA.	BRAZIL
40.	AVERY DENNISON ETIKET TICARET LIMITED SIRKETI	TURKEY
41.	AVERY DENNISON EUROPE HOLDING (DEUTSCHLAND) GMBH & CO KG	GERMANY
Schedule 5.04-1

JURISDICTION
IN WHICH
	SUBSIDIARY	ORGANIZED
42.	AVERY DENNISON FINANCE BELGIUM BVBA	BELGIUM
43.	AVERY DENNISON FINANCE FRANCE S. A. S.	FRANCE
44.	AVERY DENNISON FINANCE GERMANY GMBH	GERMANY
45.	AVERY DENNISON FINANCE LUXEMBOURG II SARL	LUXEMBOURG
46.	AVERY DENNISON FINANCE LUXEMBOURG S. A. R. L.	LUXEMBOURG
47.	AVERY DENNISON FOUNDATION	U.S.A.
48.	AVERY DENNISON FRANCE S.A.S.	FRANCE
49.	AVERY DENNISON G HOLDINGS I COMPANY	U.S.A.
50.	AVERY DENNISON G HOLDINGS III COMPANY	U.S.A.
51.	AVERY DENNISON G INVESTMENTS III LIMITED	GIBRALTAR
52.	AVERY DENNISON G INVESTMENTS V LIMITED	GIBRALTAR
53.	AVERY DENNISON GROUP DANMARK APS	DENMARK
54.	AVERY DENNISON GROUP SINGAPORE (PTE) LIMITED	SINGAPORE
55.	AVERY DENNISON HOLDING & FINANCE THE NETHERLANDS BV	NETHERLANDS
56.	AVERY DENNISON HOLDING AG	SWITZERLAND
57.	AVERY DENNISON HOLDING GMBH	GERMANY
58.	AVERY DENNISON HOLDING LUXEMBOURG S. A. R. L.	LUXEMBOURG
59.	AVERY DENNISON HOLDINGS LIMITED	AUSTRALIA
60.	AVERY DENNISON HOLDINGS NEW ZEALAND LIMITED	NEW ZEALAND
61.	AVERY DENNISON HONG KONG BV	NETHERLANDS
62.	AVERY DENNISON HUNGARY LIMITED	HUNGARY
63.	AVERY DENNISON IBERICA, S.A.	SPAIN
64.	AVERY DENNISON INVESTMENTS LUXEMBOURG S.A.R.L.	LUXEMBOURG
65.	AVERY DENNISON INVESTMENTS THE NETHERLANDS BV	NETHERLANDS
66.	AVERY DENNISON ITALIA S.R.L.	ITALY
67.	AVERY DENNISON KOREA LIMITED	KOREA
68.	AVERY DENNISON LUXEMBOURG S.A.R.L.	LUXEMBOURG
69.	AVERY DENNISON MANAGEMENT GMBH	GERMANY
70.	AVERY DENNISON MANAGEMENT KGAA	LUXEMBOURG
71.	AVERY DENNISON MANAGEMENT LUXEMBOURG S.A.R.L.	LUXEMBOURG
72.	AVERY DENNISON MATERIALS FRANCE S.A.R.L.	FRANCE
73.	AVERY DENNISON MATERIALS GMBH	GERMANY
74.	AVERY DENNISON MATERIALS IRELAND LIMITED	IRELAND
75.	AVERY DENNISON MATERIALS NEDERLAND BV	NETHERLANDS
76.	AVERY DENNISON MATERIALS NEW ZEALAND LIMITED	NEW ZEALAND
77.	AVERY DENNISON MATERIALS PTY LIMITED	AUSTRALIA
78.	AVERY DENNISON MATERIALS SDN BHD	MALAYSIA
79.	AVERY DENNISON MATERIALS U.K. LIMITED	UNITED KINGDOM
80.	AVERY DENNISON MOROCCO SARL	MOROCCO
81.	AVERY DENNISON NETHERLANDS INVESTMENT II B. V.	NETHERLANDS
82.	AVERY DENNISON NETHERLANDS INVESTMENT III BV	NETHERLANDS
83.	AVERY DENNISON NETHERLANDS INVESTMENT VI BV	NETHERLANDS
84.	AVERY DENNISON NORDIC APS	DENMARK
85.	AVERY DENNISON NORGE A/S	NORWAY
86.	AVERY DENNISON OFFICE ACCESSORIES U.K. LIMITED	UNITED KINGDOM
87.	AVERY DENNISON OFFICE PRODUCTS (NZ) LIMITED	NEW ZEALAND
88.	AVERY DENNISON OFFICE PRODUCTS (PTY.) LTD.	SOUTH AFRICA
89.	AVERY DENNISON OFFICE PRODUCTS COMPANY	U.S.A.
90.	AVERY DENNISON OFFICE PRODUCTS DE MEXICO, S.A. DE C.V.	MEXICO
91.	AVERY DENNISON OFFICE PRODUCTS EUROPE GMBH	SWITZERLAND
92.	AVERY DENNISON OFFICE PRODUCTS FRANCE S. A. S.	FRANCE
93.	AVERY DENNISON OFFICE PRODUCTS ITALIA S.R.L.	ITALY
94.	AVERY DENNISON OFFICE PRODUCTS MANUFACTURING U.K. LTD.	UNITED KINGDOM
Schedule 5.04-2

JURISDICTION
IN WHICH
	SUBSIDIARY	ORGANIZED
95.	AVERY DENNISON OFFICE PRODUCTS PTY LIMITED	AUSTRALIA
96.	AVERY DENNISON OFFICE PRODUCTS U.K. LTD.	UNITED KINGDOM
97.	AVERY DENNISON OSTERREICH GMBH	AUSTRIA
98.	AVERY DENNISON OVERSEAS CORPORATION	U.S.A.
99.	AVERY DENNISON OVERSEAS CORPORATION (JAPAN BRANCH)	JAPAN
100.	AVERY DENNISON PENSION TRUSTEE LIMITED	UNITED KINGDOM
101.	AVERY DENNISON PERU S. R. L.	PERU
102.	AVERY DENNISON POLSKA SP. Z O.O.	POLAND
103.	AVERY DENNISON PRAHA SPOL. R. O.	CZECH REPUBLIC
104.	AVERY DENNISON REFLECTIVES DO BRAZIL LTDA.	BRAZIL
105.	AVERY DENNISON RETAIL INFORMATION SERVICES DE MEXICO, S. A. DE C.V.	MEXICO
106.	AVERY DENNISON RETAIL INFORMATION SERVICES DOMINICAN REPUBLIC, S. A.	DOMINICAN REPUBLIC
107.	AVERY DENNISON RETAIL INFORMATION SERVICES GUATEMALA, S. A.	GUATEMALA
108.	AVERY DENNISON RFID COMPANY	U.S.A.
109.	AVERY DENNISON RINKE GMBH	GERMANY
110.	AVERY DENNISON RIS KOREA LTD.	KOREA
111.	AVERY DENNISON RIS LANKA (PRIVATE) LIMITED	SRI LANKA
112.	AVERY DENNISON SCANDINAVIA APS	DENMARK
113.	AVERY DENNISON SCHWEIZ AG	SWITZERLAND
114.	AVERY DENNISON SECURITY PRINTING EUROPE APS	DENMARK
115.	AVERY DENNISON SHARED SERVICES, INC.	U.S.A.
116.	AVERY DENNISON SINGAPORE (PTE) LTD	SINGAPORE
117.	AVERY DENNISON SOUTH AFRICA (PROPRIETARY) LIMITED	SOUTH AFRICA
118.	AVERY DENNISON SUOMI OY	FINLAND
119.	AVERY DENNISON SVERIGE AB	SWEDEN
120.	AVERY DENNISON SYSTEMES D’ETIQUETAGE FRANCE S.A.S.	FRANCE
121.	AVERY DENNISON TAIWAN LIMITED	TAIWAN
122.	AVERY DENNISON U.K. LIMITED	UNITED KINGDOM
123.	AVERY DENNISON VERMOGENSVERWALTUNGS GMBH & CO K.G.	GERMANY
124.	AVERY DENNISON ZWECKFORM AUSTRIA GMBH	AUSTRIA
125.	AVERY DENNISON ZWECKFORM OFFICE PRODUCTS EUROPE GMBH	GERMANY
126.	AVERY DENNISON ZWECKFORM OFFICE PRODUCTS MANUFACTURING GMBH	GERMANY
127.	AVERY DENNISON ZWECKFORM UNTERSTUTZUNGSKASSE GMBH	GERMANY
128.	AVERY DENNISON, S.A. DE C.V.	MEXICO
129.	AVERY DENNISON-MAXELL K. K.	JAPAN
130.	AVERY GRAPHIC SYSTEMS, INC.	U.S.A.
131.	AVERY GUIDEX LIMITED	UNITED KINGDOM
132.	AVERY HOLDING LIMITED	UNITED KINGDOM
133.	AVERY HOLDING S.A.S.	FRANCE
134.	AVERY OFFICE PRODUCTS PUERTO RICO LLC	PUERTO RICO
135.	AVERY PACIFIC LLC	U.S.A.
136.	AVERY PROPERTIES PTY. LIMITED	AUSTRALIA
137.	AVERY, INC.	U.S.A.
138.	DENNISON COMERCIO, IMPORTACAS E EXPORTACAO LTDA.	BRAZIL
139.	DENNISON DEVELOPMENT ASSOCIATES	U.S.A.
140.	DENNISON INTERNATIONAL COMPANY	U.S.A.
141.	DENNISON MANUFACTURING COMPANY	U.S.A.
142.	INDUSTRIAL DE MARCAS LTDA	COLOMBIA
143.	JAC (U.K.) LIMITED	UNITED KINGDOM
Schedule 5.04-3

JURISDICTION
IN WHICH
	SUBSIDIARY	ORGANIZED
144.	JAC ASIA PACIFIC PTY LTD.	AUSTRALIA
145.	JAC ASIA PACIFIC SDN BHD	MALAYSIA
146.	JAC AUSTRALIA PTY LTD.	AUSTRALIA
147.	JAC CARIBE C.S.Z.	DOMINICAN REPUBLIC
148.	JAC DO BRASIL LTDA.	BRAZIL
149.	JAC NEW ZEALAND LIMITED	NEW ZEALAND
150.	JACKSTADT FRANCE S.N.C.	FRANCE
151.	JACKSTADT FRANCE SARL	FRANCE
152.	JACKSTADT GMBH	GERMANY
153.	JACKSTADT SOUTH AFRICA (PTY) LTD.	SOUTH AFRICA
154.	JACKSTADT VERMOGENSVERWALTUNGS GMBH	GERMANY
155.	L&E AMERICAS SERVICIOS, S. A. DE C.V.	MEXICO
156.	L&E PACKAGING FAR EAST LIMITED	HONG KONG
157.	MODERN MARK INTERNATIONAL LIMITED	HONG KONG
158.	MONARCH INDUSTRIES, INC.	U.S.A.
159.	PT AVERY DENNISON INDONESIA	INDONESIA
160.	PT AVERY DENNISON PACKAGING INDONESIA	INDONESIA
161.	RF IDENTICS, INC.	U.S.A.
162.	RINKE DIS TISCARET LTD (SIRKETI)	TURKEY
163.	RINKE ETIKET SERVIS SANAYI VE TICARET LTD SIRKETI	TURKEY
164.	RINKE FAR EAST LTD	HONG KONG
165.	RIPRO FAR EAST LTD	HONG KONG
166.	RVL AMERICAS, S DE R.L. DE C.V.	MEXICO
167.	RVL CENTRAL AMERICA, S. A.	GUATEMALA
168.	RVL PACKAGING FAR EAST LIMITED	HONG KONG
169.	RVL PACKAGING INDIA PRIVATE LIMITED	INDIA
170.	RVL PACKAGING MIDDLE EAST F.Z.C.	UNITED ARAB EMIRATES
171.	RVL PACKAGING SINGAPORE PTE LTD.	SINGAPORE
172.	RVL PACKAGING TAIWAN LTD.	TAIWAN
173.	RVL PACKAGING, INC.	U.S.A.
174.	RVL PHILIPPINES, INC.	PHILIPPINES
175.	RVL PRINTED LABEL FAR EAST LIMITED	HONG KONG
176.	RVL PRINTED LABELS, LLC	U.S.A.
177.	RVL SERVICE, S. DE R. L. DE C. V.	MEXICO
178.	SECURITY PRINTING DIVISION, INC.	U.S.A.
179.	STIMSONITE AUSTRALIA PTY LIMITED	AUSTRALIA
180.	TIADECO PARTICIPACOES, LTDA.	BRAZIL
181.	UNIVERSAL PACKAGING & DESIGN, LTD.	HONG KONG
182.	WORLDWIDE RISK INSURANCE, INC.	U.S.A.
Schedule 5.04-4

SCHEDULE 5.09
LITIGATION
Avery Dennison Corporation (the “Company”) has been designated by the U.S. Environmental Protection Agency (“EPA”) and/or other responsible state agencies as a potentially responsible party (“PRP”) at eighteen waste disposal or waste recycling sites, including Paxar Corporation sites, which are the subject of separate investigations or proceedings concerning alleged soil and/or groundwater contamination and for which no settlement of the Company’s liability has been agreed. The Company is participating with other PRPs at such sites, and anticipates that its share of cleanup costs will be determined pursuant to remedial agreements entered into in the normal course of negotiations with the EPA or other governmental authorities.
The Company has accrued liabilities for these and certain other sites, including sites in which governmental agencies have designated the Company as a PRP, where it is probable that a loss will be incurred and the cost or amount of loss can be reasonably estimated. However, because of the uncertainties associated with environmental assessment and remediation activities, future expense to remediate the currently identified sites and any sites which could be identified in the future for cleanup could be higher than the liability currently accrued.
During the third quarter of 2006, the Company recognized additional liability of $13 million for estimated environmental remediation costs for a former operating facility, for which $2 million had been accrued in the second quarter of 2006. Of the amount accrued, which represented the lower end of the current estimated range of $15 million to $17 million for costs expected to be incurred, approximately $9 million remained accrued as of September 29, 2007. Management considered additional information provided by outside consultants in revising its previous estimates of expected costs. This estimate could change depending on various factors such as modification of currently planned remedial actions, changes in the site conditions, a change in the estimated time to complete remediation, changes in laws and regulations affecting remediation requirements and other factors.
Other amounts currently accrued are not significant to the consolidated financial position of the Company and, based upon current information, management believes it is unlikely that the final resolution of these matters will significantly impact the Company’s consolidated financial position, results of operations or cash flows.
On April 24, 2003, Sentry Business Products, Inc. filed a purported class action on behalf of direct purchasers of label stock in the United States District Court for the Northern District of Illinois against the Company, UPM, Bemis and certain of their subsidiaries seeking treble damages and other relief for alleged unlawful competitive practices. Ten similar complaints were filed in various federal district courts. In November 2003, the cases were transferred to the United States District Court for the Middle District of Pennsylvania and consolidated for pretrial purposes. Plaintiffs filed a consolidated complaint on February 16, 2004, which the Company answered on March 31, 2004. On April 14, 2004, the court separated the proceedings as to class certification and merits discovery, and limited the initial phase of discovery to the issue of the appropriateness of class certification. On January 4, 2006, plaintiffs filed an amended complaint. On January 20, 2006, the Company filed an answer to the amended complaint. On August 14, 2006,
Schedule 5.09-1

the plaintiffs moved to certify a proposed class. The Company and other defendants opposed this motion. Following multiple rounds of briefing, the Court substantially granted plaintiffs’ motion on November 19, 2007. The Company and other defendants petitioned the United States Court of Appeals for the Third Circuit for interlocutory review of the Court’s decision on December 4, 2007. The petition is still pending. Merits discovery has not commenced in the District Court. The Company intends to defend these matters vigorously in the District Court and in the Third Circuit if review is granted.
On May 6, 2003, Sekuk Global Enterprises filed a purported stockholder class action in the United States District Court for the Central District of California against the Company and Messrs. Neal, O’Bryant and Skovran (then CEO, CFO and Controller, respectively) seeking damages and other relief for alleged disclosure violations pertaining to alleged unlawful competitive practices. Subsequently, another similar action was filed in the same court. On September 24, 2003, the court appointed a lead plaintiff, approved lead and liaison counsel and ordered the two actions consolidated as the “In Re Avery Dennison Corporation Securities Litigation.” Pursuant to court order and the parties’ stipulation, plaintiff filed a consolidated complaint in mid-February 2004. The court approved a briefing schedule for defendants’ motion to dismiss the consolidated complaint, with a contemplated hearing date in June 2004. In January 2004, the parties stipulated to stay the consolidated action, including the proposed briefing schedule, pending the outcome of the government investigation of alleged anticompetitive conduct by the Company. The court approved the parties’ stipulation to stay the consolidated actions. On January 17, 2007, the plaintiffs voluntarily dismissed the consolidated complaint without prejudice.
On May 21, 2003, The Harman Press filed in the Superior Court for the County of Los Angeles, California, a purported class action on behalf of indirect purchasers of label stock against the Company, UPM and UPM’s subsidiary Raflatac (“Raflatac”), seeking treble damages and other relief for alleged unlawful competitive practices, essentially repeating the underlying allegations of the DOJ Merger Complaint. Three similar complaints were filed in various California courts. In November 2003, on petition from the parties, the California Judicial Council ordered the cases be coordinated for pretrial purposes. The cases were assigned to a coordination trial judge in the Superior Court for the City and County of San Francisco on March 30, 2004. On January 21, 2005, American International Distribution Corporation filed a purported class action on behalf of indirect purchasers in the Superior Court for Chittenden County, Vermont. Similar actions were filed by Richard Wrobel, on February 16, 2005, in the District Court of Johnson County, Kansas; and by Chad and Terry Muzzey, on February 16, 2005 in the District Court of Scotts Bluff County, Nebraska. On February 17, 2005, Judy Benson filed a purported multi-state class action on behalf of indirect purchasers in the Circuit Court for Cocke County, Tennessee. The Vermont, Kansas and Nebraska cases are currently stayed. The Company intends to defend these matters vigorously.
On August 18, 2005, the Australian Competition and Consumer Commission notified two of the Company’s subsidiaries, Avery Dennison Material Pty Limited and Avery Dennison Australia Pty Ltd, that it was seeking information in connection with a label stock investigation. The Company is cooperating with the investigation.
Schedule 5.09-2

The Company has contacted relevant authorities in the U.S. and reported the results of an internal investigation of potential violations of the U.S. Foreign Corrupt Practices Act. The transactions at issue were carried out by a small number of employees of the reflective business in China, and involved, among other things, impermissible payments or attempted impermissible payments. The payments or attempted payments and the contracts associated with them appear to have been relatively minor in amount and of limited duration. As a result, the Company expects that fines or other penalties may be incurred. While the Company is unable to predict the financial or operating impact of any such fines or penalties, the Company believes that its behavior in detecting, investigating, responding to and voluntarily disclosing these matters to authorities should be viewed favorably. The Company is also investigating allegations concerning payments made to customs officials in Indonesia by personnel employed by Paxar, a company recently acquired by the Company. The investigation is ongoing.
Schedule 5.09-3

SCHEDULE 11.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
THE BORROWER:

AVERY DENNISON OFFICE PRODUCTS COMPANY
c/o Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
Attention:	Karyn E. Rodriguez
Vice President and Treasurer
Telephone: 626-304-2210
Facsimile: 626-304-2319

HOLDINGS:

AVERY DENNISON CORPORATION
150 North Orange Grove Boulevard
Pasadena, California 91103
Attention:	Karyn E. Rodriguez
Vice President and Treasurer
Telephone: 626-304-2210
Facsimile: 626-304-2319
THE ADMINISTRATIVE AGENT:
Notices (other than Requests for Extensions of Credit):

BANK OF AMERICA, N.A.
800 Fifth Avenue, Floor 32
Seattle, WA 98104
Mail Code: WA1-501-32-37
Attention: Ken Puro
Tel: 206-358-0138
Facsimile: 415-343-0559
Electronic Mail: Ken.Puro@Bankofamerica.com
For Payments and Requests for Extensions of Credit:

BANK OF AMERICA, N.A.
2001 Clayton Road, 2nd Floor
Concord, CA 94520
Mail Code: CA4-702-02-25
Attention: Jesse Phalen
Tel: 925-675-8458
Schedule 11.02-1

Facsimile: 888-969-9228
Electronic Mail: jesse.c.phalen@bankofamerica.com
Payments:

BANK OF AMERICA
New York, NY
ABA No. 026009593
Account No: 3750836479
Account Name: Corporate FTA
Attention: Jesse Phalen
Reference: Avery Dennison
Schedule 11.02-2